Exhibit 99.1
FOR IMMEDIATE RELEASE
A. SCHULMAN SIGNS DEFINITIVE AGREEMENT TO ACQUIRE ICO, INC.
•	Acquisition would enhance A. Schulman’s position in global rotomolding and masterbatch markets

•	Combined stock and cash transaction valued at approximately $191.4 million

•	Transaction requires approval from ICO shareholders and customary regulatory approvals
AKRON, Ohio — December 2, 2009 — A. Schulman, Inc. (Nasdaq-GS: SHLM) announced today that it has signed a definitive agreement to acquire all of the outstanding stock of ICO, Inc. (Nasdaq: ICOC), pending approval of the transaction by ICO shareholders and receipt of customary regulatory approvals.
Under the terms of the agreement, the total consideration is comprised of $105.0 million in cash and 5.1 million shares of A. Schulman common stock. ICO, Inc. shareholders will receive approximately $6.79 per share of ICO, Inc. stock, comprised of
(a) approximately $3.67 per share in cash and
(b) approximately $3.12 in A. Schulman stock (0.184 share of A. Schulman stock valued at the closing price on December 2, 2009)
assuming the cash-out of all ICO, Inc. stock options at their “in the money” spread based on the December 2 closing price. After the merger closes, ICO, Inc. shareholders will own approximately 16% of the combined company. The transaction is not subject to a financing contingency. A. Schulman intends to pay the cash portion of the purchase price out of its approximately $230 million of cash on hand. The transaction does not acquire approval by A. Schulman’s shareholders.
ICO is a global manufacturer of specialty resins and concentrates, and provides specialty polymer services, including size reduction, compounding and other related services. Its products are used to manufacture plastic bags and films, household products, toys, water tanks and other rotational molding applications. ICO reported annual revenues of $300 million for the year ended September 30, 2009.
“We are very excited by this proposed transaction. The acquisition of ICO presents us with an opportunity to expand our global presence substantially, especially in rotomolding. As we have communicated to our shareholders in the past, A. Schulman’s long-term strategic objectives include being a leading global manufacturer in both masterbatch and rotomolding,” said Joseph M. Gingo, Chairman, President and Chief Executive Officer of A. Schulman.
“Our two businesses are extremely complementary across markets, product lines and geographies,” Gingo said. “The addition of ICO’s masterbatch and rotomolding facilities to A. Schulman’s facilities, specialty products and technical capabilities, along with our other combined skill sets, will strengthen our ability to serve customers. ICO is also a global leader in size reduction, which is a segment that A. Schulman currently does not serve, and which will enable us to provide a wider variety of solutions to customers throughout all of our businesses. By acquiring the operations of ICO, we will increase our presence in the U.S. masterbatch market, gain plants in the high-growth market of Brazil and facilities in Australia, and add another facility in Asia to bring our total plants in that region to four, including the facility we plan to build in India. In Europe, the acquisition will allow us to expand our presence and add rotomolding and size reduction to our capabilities. It also will enable us to grow both in countries where we currently have a limited presence, such as France, Italy and Holland, as well as further leverage our facilities serving high-growth markets such as Poland, Hungary and Sweden.”

Gingo continued, “Going forward, ICO will have access to A. Schulman’s strong balance sheet which will help to underpin ongoing strategic growth initiatives. We also expect to achieve approximately $15 million in run-rate synergies by the end of fiscal 2011, resulting from the consolidation and centralization of global purchasing activities, tax benefits, and elimination of duplicate public company costs.”
For fiscal 2010, A. Schulman’s preliminary assessment, assuming a spring 2010 close, is that the acquisition will contribute approximately $150 million to revenues and be accretive to earnings on an operating basis. This estimate includes the 2010 half-year effect of the synergies, ICO earnings and costs of approximately $5.0 million to achieve the synergies, as well as any costs associated with the transaction.
“Our Board of Directors has unanimously determined that the merger with A. Schulman, Inc. is in the best interests of our shareholders, and that the combined company will provide enhanced product and service offerings to our customers and outstanding opportunities for our employees,” said A. John Knapp, Jr., President and Chief Executive Officer of ICO, Inc. “A. Schulman is a strong global leader in the manufacture of high-performance plastic compounds and resins, with an outstanding management team and corporate culture. It is well-positioned to pursue a long-term strategy of profitable growth and value creation that is consistent with our vision at ICO, Inc. The ICO and A. Schulman businesses are largely complementary and synergistic with little overlap in end use and geographic markets. We have built a great team at ICO, Inc., and during our years of working together with A. Schulman, we have been highly impressed with the enthusiasm and energy of their team. We believe the chemistry will be outstanding when the integration takes place.”
The two companies believe this transaction will bring significant value and opportunity to the customers of the combined business as a result of:
•	Enhanced and complementary product offerings

•	Expanded global reach

•	Increased financial strength

•	Shared technology and product development focused on better solutions for customers
ICO expects to make a subsequent announcement of the timing and location of the meeting of shareholders and record date for shareholders eligible to vote on the proposed acquisition. Pending ICO shareholder and regulatory approvals and other customary closing conditions, the transaction is expected to close in the spring of 2010. If the transaction is closed, the agreement calls for two current ICO directors, Gregory T. Barmore and Eugene R. Allspach, to join the A. Schulman Board of Directors.
Conference Calls on the Web
Executives from ICO will host a conference call regarding this transaction and ICO’s 2009 fourth-quarter results. A live Internet broadcast of the conference call can be accessed at 9:00 a.m. Central time on Thursday, December 3, 2009, at
http://www.videonewswire.com/event.asp?id=64376 where the webcast replay will be accessible for 90 days. The webcast replay will also be accessible on the Company’s website at www.icopolymers.com for a period of 12 months.
A. Schulman also will host a conference call regarding this transaction. A live Internet broadcast of the conference call can be accessed at 2:00 p.m. Eastern time on Thursday, December 3, on the Company’s website, www.aschulman.com. An archived replay of the call will also be available on the website.

About A. Schulman, Inc.
Headquartered in Akron, Ohio, A. Schulman is a leading international supplier of high-performance plastic compounds and resins. These materials are used in a variety of consumer, industrial, automotive and packaging applications. The Company employs about 2,000 people and has 16 manufacturing facilities in North America, Europe and Asia. Revenues for the fiscal year ended August 31, 2009, were $1.3 billion. Additional information about A. Schulman can be found at www.aschulman.com.
About ICO, Inc.
With 20 locations in nine countries, ICO produces custom polymer powders for rotational molding and other polymer related businesses, such as the textile, metal coating and masterbatch markets. ICO remains an industry leader in size reduction, compounding and other tolling services for plastic and non-plastic materials. ICO’s Bayshore Industrial subsidiary produces specialty compounds, concentrates and additives primarily for the plastic film industry. Additional information about ICO, Inc. can be found on the Company’s website at www.icopolymers.com.
“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995
A number of the matters discussed in this release that are not historical or current facts deal with potential future circumstances and developments, in particular, information regarding expected synergies resulting from the merger of Schulman and ICO, combined operating and financial data, the combined company’s plans, objectives, expectations and intentions and whether and when the transactions contemplated by the merger agreement will be consummated. The discussion of such matters is qualified by the inherent risks and uncertainties surrounding future expectations generally, and also may materially differ from actual future experience involving any one or more of such matters. Such risks and uncertainties include: the risk that the businesses will not be integrated successfully; the risk that the cost savings and any other synergies from the transaction may not be fully realized or may take longer to realize than expected; restrictions imposed by outstanding indebtedness; fluctuations in the prices of sources of energy or resins and other raw materials; worldwide and regional economic, business, and political conditions, including continuing economic uncertainties in some or all major product markets; changes in customer demand and requirements; business cycles and other industry conditions; the timing of new services or facilities; ability to compete; effects of compliance with laws; fluctuations in the value of currencies in major areas where operations are located, including the U.S. dollar, Euro, U.K. pound sterling, Canadian dollar, Mexican peso, Chinese yuan, and Indonesian rupiah; matters relating to operating facilities; effect and costs of claims (known or unknown) relating to litigation and environmental remediation; ability to manage global inventory; ability to develop technology and proprietary know-how; ability to attract and retain key personnel; escalation in the cost of providing employee health care; performance of the global automotive market; disruption from the transaction making it more difficult to maintain relationships with customers, employees or suppliers; the failure to obtain governmental approvals of the transaction on the proposed terms and schedule, and any conditions imposed on the combined company in connection with consummation of the merger; the failure to obtain approval of the merger by the stockholders of ICO and the failure to satisfy various other conditions to the closing of the merger contemplated by the merger agreement; and the risks that are described from time to time in Schulman’s and ICO’s respective reports filed with the SEC, including Schulman’s annual report on Form 10-K for the year ended August 31, 2009 and ICO’s annual report on Form 10-K for the year ended September 30, 2008 and quarterly report on Form 10-Q for the quarter ended June 30, 2009, in each case, as such reports may have been amended. This release speaks only as of its date, and Schulman and ICO each disclaims any duty to update the information herein.
Additional Information and Where to Find It
In connection with the proposed transaction, a registration statement on Form S-4 will be filed with the SEC. ICO SHAREHOLDERS ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE PROXY

STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, WHEN THEY BECOME AVAILABLE, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER. The final proxy statement/prospectus will be mailed to shareholders of ICO. Investors and security holders will be able to obtain the documents free of charge at the SEC’s web site, www.sec.gov, from A. Schulman, Inc. at its web site, www.aschulman.com, or from ICO, Inc. at its web site, www.icopolymers.com, or 1811 Bering Drive, Suite 200, Houston, Texas, 77057, attention: Corporate Secretary.
Participants In Solicitation
Schulman and ICO and their respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed merger. Information concerning Schulman’s participants is set forth in the proxy statement, dated November 6, 2009, for Schulman’s 2009 annual meeting of stockholders as filed with the SEC on Schedule 14A. Information concerning ICO’s participants is set forth in the proxy statement, dated January 23, 2009, for ICO’s 2009 annual meeting of shareholders as filed with the SEC on Schedule 14A. Additional information regarding the interests of participants of Schulman and ICO in the solicitation of proxies in respect of the proposed merger will be included in the registration statement and proxy statement/prospectus and other relevant materials to be filed with the SEC when they become available.
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Contact information:
Jennifer K. Beeman
Director of Corporate Communications & Investor Relations
A. Schulman, Inc.
3550 W. Market St.
Akron, Ohio 44333
Tel: 330-668-7346
email: Jennifer_Beeman@us.aschulman.com

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